Exhibit 99.1

Intrexon Reports Third Quarter 2019 Financial Results

– Tightened focus on healthcare and on track to meet yearend transactional and cash goals –

– Quarterly GAAP revenues of $23.0 million and net loss attributable to Intrexon of $53.6 million including non-cash charges of $19.5 million –

GERMANTOWN, MD, November 12, 2019 – Intrexon Corporation (NASDAQ: XON), a leader in the engineering and industrialization of biology to improve the quality of life and health of the planet, today announced its third quarter financial results for 2019.

Recent Business Highlights:

In Intrexon Health:

•

Precigen, Inc., a wholly owned subsidiary of Intrexon, continues to advance its clinical and pre-clinical portfolios. Details about Precigen accomplishments will be highlighted during a conference call and webcast today at 11:00 AM ET;

•

Triple-Gene LLC, a majority owned subsidiary of Intrexon, completed patient enrollment and dosing for the second cohort in its Phase 1 clinical trial of INXN-4001, an investigational new drug which is the world’s first triple effector gene drug candidate being evaluated for the treatment of heart failure, and expects to present preliminary data at the American Heart Association Scientific Sessions November 16-18th in Philadelphia;

•

ActoBio Therapeutics, Inc., a wholly owned subsidiary of Intrexon, received a greenlight from the independent Data and Safety Monitoring Board to open the randomized part of the adult combination cohort and the open-label part of the adolescent combination cohort in its Phase Ib/IIa clinical trial of AG019 for the treatment of early onset type 1 diabetes. ActoBio’s collaboration partner Oragenics, Inc. (NYSE American: OGEN) continues patient recruitment in the Phase 2 trial of AG013 for the treatment of severe oral mucositis and anticipates completion of enrollment by the end of the fourth quarter 2019;

•

Exemplar Genetics, a wholly owned subsidiary of Intrexon, formed a collaboration with Lovelace Biomedical to continue development of Exemplar’s porcine animal model for sickle cell disease with support from the National Center for Advancing Translational Sciences;

•	Collaborator PTC Therapeutics, Inc. (NASDAQ: PTCT) announced its intention to file an Investigational New Drug submission for its gene therapy candidate for Friedreich ataxia in mid-2020; and

•

With two clinical stage collaboration product candidates, collaborator Fibrocell Science, Inc. (NASDAQ: FCSC) announced it is being acquired by Castle Creek Pharmaceutical Holdings, with the transaction expected to close in Q4, 2019. Proceeds to Intrexon are due upon the closing.

In Intrexon Bioengineering:

•

Intrexon appointed David H. Witte, formerly of IHS Markit, as Chief Executive Officer of MBP Titan LLC, a standalone subsidiary company of Intrexon comprising Intrexon’s Methane Bioconversion Platform (MBP) with its associated technologies, personnel, and facilities. Intrexon transferred substantially all of its proprietary assets related to MBP to this new entity and, under Mr. Witte’s leadership, MBP will seek investment to fund its capital needs. Intrexon and Governor David Dewhurst, Chairman Designate of MBP Titan, have agreed that Governor Dewhurst will participate in this financing in lieu of his previous commitment;

•

Okanagan Specialty Fruits, a wholly owned subsidiary of Intrexon, completed the 2019 harvest of Arctic® Goldens and Arctic® Grannies yielding an estimated 6,800 bins (6 million pounds) of apples, a 3.5-fold increase over 2018;

•

Oxitec, Ltd., a wholly owned subsidiary of Intrexon, initiated a pilot project for releases of its 2nd Generation Friendly™ Aedes aegypti technology in Indaiatuba, Brazil. Additionally, the US Environmental Protection Agency (EPA) closed the comment period on Oxitec’s Experimental Use Permit (EUP) application to conduct pilot projects on its 2nd generation Friendly™ Aedes aegypti technology in Florida and Texas. Oxitec is coordinating with EPA leadership on its application and contingent upon regulatory approval, anticipates mosquito releases would commence in 2020. Oxitec also received a cash payment from the Bill & Melinda Gates Foundation for completing certain developmental milestones;

•	Intrexon closed its Animal Sciences Division and Cell Engineering Unit; and

•

Effective October 29, 2019, Intrexon entered into a stock purchase agreement with TS AquaCulture, LLC, an affiliate of Third Security, LLC, for the sale of 8,239,199 shares of AquaBounty Technologies, Inc. (NASDAQ: AQB), representing all of Intrexon’s ownership interests in AquaBounty, for an aggregate purchase price of approximately $21.6 million.

Corporate Matters:

•	Intrexon continues its discussions and negotiations with multiple parties concerning the sale or disposition of numerous business units and assets;

•

Randal J. Kirk, Chairman and Chief Executive Officer of Intrexon, has also made a non-binding offer to purchase for cash all non-healthcare assets, including Intrexon Bioengineering, although there is no certainty that any transaction with Mr. Kirk will be entered into or consummated, and any such transaction would be subject to negotiation and approval by an independent committee of Intrexon’s Board of Directors; and

•

Intrexon believes that the Company has options available to allow it to achieve, without the sale of equity, binding commitments with respect to its yearend cash goal of $175 million, allowing it to begin 2020 with a tighter focus on Health and especially around Precigen.

There are risks and uncertainties inherent in forecasts of this nature, including with respect to the challenges in identifying and negotiating with counterparties, transactions taking longer or generating lower proceeds than expected, changes in strategic directions, general market developments, costs and expenses being higher than anticipated, developments in clinical, market or competitive data, and other factors of the type generally applicable to the Company’s business, including those discussed under the Safe Harbor Statement below.

Third Quarter 2019 Financial Highlights:

•	Total revenues of $23.0 million;

•	Net loss of $53.6 million attributable to Intrexon, or $(0.35) per basic share, including non-cash charges of $19.5 million; and

•	Cash, cash equivalents, and short-term investments totaled $89.7 million and the value of common equity securities totaled $22.8 million at September 30, 2019.

Year-to-Date 2019 Financial Highlights:

•	Total revenues of $82.4 million;

•	Net loss of $153.1 million attributable to Intrexon, or $(1.00) per basic share, including non-cash charges of $47.7 million.

“Intrexon’s longstanding focus on Health and, in particular, in cancer therapeutics may be vindicated as Precigen’s clinical programs further develop,” commented Mr. Kirk.

Mr. Kirk concluded, “When I became CEO in 2009, when the company entered into its first collaboration in 2011, when it IPO’d in 2013 and through last year’s reacquisition of the vast majority of its commercial rights pertaining to its cancer therapeutics programs, healthcare has been our greatest area of investment and potential. When Helen Sabzevari joined us in 2017 as President of Precigen, truly the repository of the original Intrexon technology as well as its most substantial technology acquisitions, we saw great potential if these technologies could be unlocked by a great drug development team. Today we begin to share with the world what Helen and her team have accomplished and, equally importantly, to let you hear this formidable pharmaceutical executive tell you this in her own words.”

Third Quarter 2019 Financial Results Compared to Prior Year Period

Total revenues decreased $9.4 million from the quarter ended September 30, 2018. Collaboration and licensing revenues decreased $8.1 million, or 57%, from the quarter ended September 30, 2018 primarily due to the reacquisition of rights previously licensed to some of Intrexon’s most significant collaborators in the second half of 2018 and the result of which eliminated or substantially reduced revenues previously generated from those collaborations. Additionally, collaboration and licensing revenues from collaborations with other collaborators decreased due to lower demand for research and development services in the current year period.

Research and development expenses decreased $13.4 million, or 30%. The 2018 amounts include an $8.7 million expense related to in-process research and development reacquired as part of an asset acquisition in September 2018. Additionally, depreciation and amortization decreased $2.2 million primarily due to intangible assets that were impaired or abandoned in 2018. Selling, general and administrative (SG&A) expenses decreased $14.0 million, or 36%, and of this amount, $11.2 million was primarily attributable to (i) decreased compensation expenses related to performance and retention incentives for SG&A employees and (ii) decreased share-based compensation expense which arose primarily from the departure of former employees during the first half of the current year.

Year-to-Date 2019 Financial Results Compared to Prior Year Period

Total revenues decreased $35.0 million from the nine months ended September 30, 2018. Collaboration and licensing revenues decreased $30.4 million, or 59%, from the nine months ended September 30, 2018 primarily due to the reacquisition of rights previously licensed to some of Intrexon’s most significant collaborators in the second half of 2018 and the result of which eliminated or substantially reduced revenues previously generated from those collaborations. Product revenues decreased $5.0 million, or 21%, primarily due to lower customer demand. Gross margin on products also declined in the current period for the same reason.

Research and development expenses decreased $25.0 million, or 20%. The 2018 amounts include (i) an $8.7 million expense related to in-process research and development reacquired as part of an asset acquisition in September 2018 and (ii) $5.3 million of one-time costs associated with closing one of Oxitec’s research and development facilities as the Company decentralized operations previously conducted in this facility. Additionally, depreciation and amortization decreased $6.5 million primarily due to intangible assets that were impaired or abandoned in 2018. SG&A expenses decreased $33.1 million, or 29%, and of this amount, $26.7 million was primarily attributable to (i) decreased share-based compensation expense which arose primarily from the departure of former employees as well as a result of certain stock option grants becoming fully vested in 2018 and (ii) decreased compensation expenses related to performance and retention incentives for SG&A employees.

Conference Call and Webcast

Precigen, Inc., a biopharmaceutical company specializing in the development of innovative gene and cellular therapies to improve the lives of patients and a wholly owned subsidiary of Intrexon, will host a conference call today Tuesday, November 12th at 11:00 AM ET to provide Precigen business and pipeline updates. The conference call may be accessed by dialing 1-888-317-6003 (Domestic US), 1-866-284-3684 (Canada), and 1-412-317-6061 (International) and providing the number 4454504 to join the Precigen Business and Pipeline Update Call. Participants may also access the live webcast through Intrexon’s website in the Investors section at http://investors.dna.com/events or Precigen’s website in the Presentations section at https://precigen.com/media/#id-presentations.

About Intrexon Corporation

Intrexon Corporation (NASDAQ: XON) is Powering the Bioindustrial Revolution with Better DNA® to create biologically-based products that improve the quality of life and the health of the planet through two operating units – Intrexon Health and Intrexon Bioengineering. Intrexon Health is focused on addressing unmet medical needs through a diverse spectrum of therapeutic modalities, including gene and cell therapies, microbial bioproduction, and regenerative medicine. Intrexon Bioengineering seeks to address global challenges across food, agriculture, environmental, energy, and industrial fields by advancing biologically engineered solutions to improve sustainability and efficiency. Our integrated technology suite provides industrial-scale design and development of complex biological systems delivering unprecedented control, quality, function, and performance of living cells. We call our synthetic biology approach Better DNA®, and we invite you to discover more at www.dna.com or follow us on Twitter at @Intrexon, on Facebook, and LinkedIn.

Trademarks

Intrexon, UltraCAR-T, Arctic, Friendly, Powering the Bioindustrial Revolution with Better DNA, and Better DNA are trademarks of Intrexon and/or its affiliates. Other names may be trademarks of their respective owners.

Safe Harbor Statement

Some of the statements made in this press release are forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made in this press release include, but are not limited to, statements regarding clinical and pre-clinical development activities by Intrexon and its collaborators, commercial and business development plans and the submission of regulatory filings. These forward-looking statements are based upon Intrexon’s current expectations and projections about future events and generally relate to Intrexon’s plans, objectives and expectations for the development of Intrexon’s business. Although management believes that the plans and objectives reflected in or suggested by these forward-looking statements are reasonable, all forward-looking statements involve risks and uncertainties and actual future results may be materially different from the plans, objectives and expectations expressed in this press release. These risks and uncertainties include, but are not limited to, (i) Intrexon’s strategy and overall approach to its business model, its efforts to realign its business, and its ability to exercise more control and ownership over the development process and commercialization path; (ii) Intrexon’s ability to successfully enter new markets or develop additional products, including the expected timing and results of investigational studies and preclinical and clinical trials, whether with its collaborators or independently; (iii) Intrexon’s ability to successfully enter into optimal strategic relationships with its subsidiaries and operating companies that it may form in the future; (iv) Intrexon’s ability to hold or generate significant operating capital, including through partnering, asset sales and operating cost reductions; (v) actual or anticipated variations in Intrexon’s operating results; (vi) actual or anticipated fluctuations in Intrexon’s competitors’ or its collaborators’ operating results or changes in their respective growth rates; (vii) Intrexon’s cash position; (viii) market conditions in Intrexon’s industry; (ix) the volatility of Intrexon’s stock price; (x) Intrexon’s ability, and the ability of its collaborators, to protect Intrexon’s intellectual property and other proprietary rights and technologies; (xi) Intrexon’s ability, and the ability of its collaborators, to adapt to changes in laws or regulations and policies; (xii) the outcomes of pending and future litigation; (xiii) the rate and degree of market acceptance of any products developed by Intrexon, its subsidiaries, collaborations or joint ventures; (xiv) Intrexon’s ability to retain and recruit key personnel; (xv) Intrexon’s expectations related to the use of proceeds from its public offerings and other financing efforts; (xvi) Intrexon’s estimates regarding expenses, future revenue, capital requirements and needs for additional financing; (xvii) the successful formation of a stand-alone company for our Methane Bioconversion Platform; and (xviii) the successful completion of certain anticipated transactions. For a discussion of other risks and uncertainties, and other important factors, any of which could cause Intrexon’s actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in Intrexon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and subsequent reports filed with the Securities and Exchange Commission. All information in this presentation is as of the date of the release, and Intrexon undertakes no duty to update this information unless required by law.

For more information regarding Intrexon Corporation, contact:

Investor Contact: Steven Harasym Vice President, Investor Relations Tel: +1 (301) 556-9850 investors@dna.com	Corporate Contact: Marie Rossi, PhD Vice President, Communications Tel: +1 (301) 556-9850 publicrelations@dna.com

Intrexon Corporation and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands)	September 30, 2019	December 31, 2018
Assets
Current assets
Cash and cash equivalents	$44,428	$102,768
Restricted cash	—	6,987
Short-term investments	45,285	119,688
Equity securities	16,320	384
Receivables
Trade, net	20,413	21,195
Related parties, net	2,588	4,129
Other, net	1,970	2,754
Inventory	17,295	21,447
Prepaid expenses and other	9,033	6,131

Total current assets	157,332	285,483
Equity securities, noncurrent	6,515	1,798
Property, plant and equipment, net	122,706	128,874
Intangible assets, net	107,141	129,291
Goodwill	147,949	149,585
Investments in affiliates	17,487	18,859
Right-of-use assets	43,211	—
Other assets	2,564	2,287

Total assets	$604,905	$716,177

Current liabilities
Accounts payable	$7,395	$13,420
Accrued compensation and benefits	9,862	10,687
Other accrued liabilities	13,664	20,620
Deferred revenue	12,764	15,554
Lines of credit	569	466
Current portion of long-term debt	31,433	559
Current portion of lease liabilities	6,224	—
Related party payables	44	256

Total current liabilities	81,955	61,562
Long-term debt, net of current portion	184,034	211,235
Deferred revenue, net of current portion	66,360	54,210
Lease liabilities, net of current portion	38,182	—
Deferred tax liabilities, net	5,732	7,213
Other long-term liabilities	221	3,235

Total liabilities	376,484	337,455

Commitments and contingencies
Total equity
Common stock	—	—
Additional paid-in capital	1,745,177	1,722,012
Accumulated deficit	(1,483,654)	(1,330,545)
Accumulated other comprehensive loss	(33,102)	(28,612)

Total Intrexon shareholders’ equity	228,421	362,855
Noncontrolling interests	—	15,867

Total equity	228,421	378,722

Total liabilities and total equity	$604,905	$716,177

Intrexon Corporation and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
(Amounts in thousands, except share and per share data)	2019	2018	2019	2018
Revenues
Collaboration and licensing revenues	$6,185	$14,324	$21,252	$51,622
Product revenues	5,852	6,829	18,528	23,549
Service revenues	9,924	10,414	39,707	40,379
Other revenues	1,082	881	2,877	1,839

Total revenues	23,043	32,448	82,364	117,389

Operating Expenses
Cost of products	8,263	8,877	25,729	28,046
Cost of services	6,550	6,449	21,860	21,127
Research and development	31,480	44,885	99,060	124,072
Selling, general and administrative	24,741	38,708	79,818	112,872
Impairment loss	626	—	626	—

Total operating expenses	71,660	98,919	227,093	286,117

Operating loss	(48,617)	(66,471)	(144,729)	(168,728)

Other Expense, Net
Unrealized and realized appreciation (depreciation) in fair value of equity securities and preferred stock, net	(3,068)	(7,287)	2,634	(27,565)
Interest expense	(4,471)	(3,999)	(13,140)	(4,240)
Interest and dividend income	885	6,107	3,280	17,323
Other income, net	2,772	1,452	673	571

Total other expense, net	(3,882)	(3,727)	(6,553)	(13,911)
Equity in net loss of affiliates	(1,647)	(2,870)	(5,034)	(9,880)

Loss before income taxes	(54,146)	(73,068)	(156,316)	(192,519)
Income tax benefit	512	14,322	1,615	19,535

Net loss	$(53,634)	$(58,746)	$(154,701)	$(172,984)
Net loss attributable to the noncontrolling interests	—	1,422	1,592	4,113

Net loss attributable to Intrexon	$(53,634)	$(57,324)	$(153,109)	$(168,871)

Net loss attributable to Intrexon per share, basic and diluted	$(0.35)	$(0.44)	$(1.00)	$(1.31)

Weighted average shares outstanding, basic and diluted	154,596,257	129,518,989	153,770,785	128,843,991